Exhibit 10.5

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated effective as of November 10, 2025 (the “Effective Date”), by and between XTI Aerospace, Inc., a Nevada corporation (“XTI”), and The Origin Group AZ, Inc., a Delaware corporation (“Seller”). XTI, on the one hand, and Seller, on the other hand, are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, on November 10, 2025, (a) XTI Drones Holdings, LLC, a Texas limited liability company (the “Buyer”); (b) Seller; (c) Anzu Robotics, LLC, a Delaware limited liability company; (d) each of the Seller Owners listed on Annex A-1 attached thereto, and (e) Jeremy Schneiderman, solely in his capacity as representative of the Seller and the Seller Owners, entered into Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which Seller has received 521,966 Class B Units of Buyer (“Class B Units”) which are exchangeable into 521,966 shares of common stock, par value $0.001 (“Common Stock”) (such shares of Common Stock issuable upon conversion of the Class B Units being referred to as “Common Shares”) pursuant to the terms of the Company Agreement of Buyer (the “Company Agreement”); and

WHEREAS, pursuant to the Purchase Agreement and the Company Agreement and in view of the valuable consideration received by the Parties thereunder, XTI and Seller desire to enter this Agreement and Seller is willing to make certain representations, warranties, covenants and agreements with respect to the Common Shares.

NOW, THEREFORE, in consideration of foregoing and the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2. Representations of Stockholder.

Seller represents and warrants to XTI on the Effective Date that:

(a) Seller has full power and authority to enter into, execute and deliver this Agreement and to perform fully Seller’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally.

(b) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Seller or result in any breach or violation of, or constitute a default (or an event, that with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of this Agreement, except for any of the foregoing as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Seller to perform its obligations under this Agreement.

(c) No consent, approval, Order or authorization of, or registration, designation, declaration or filing with, any Governmental Entity or other Person on the part of Seller is required in connection with the valid execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or otherwise) (each an “Action”) pending against, or, to the knowledge of Seller, threatened against, the validity of this Agreement or Seller (in each case due to any action or inaction by Seller and, for the avoidance of doubt, not due to any action or inaction by XTI) that could reasonably be expected to materially impair or materially adversely affect the ability of Seller to perform Seller’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3. Lock-Up Agreement.

(a) During the period commencing on the Effective Date and ending on the 365th day after the Effective Date (the “Lock-Up Period”), except only as expressly provided in Section 3(b) below, without the prior written consent of XTI, Seller shall not:

(i) directly or indirectly, transfer, sell, offer, exchange, assign, pledge, gift, donate or otherwise dispose of or encumber any legal or Beneficial Ownership in any of the Common Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer (as defined below) of, any of the Common Shares or Seller’s voting or economic interest therein; provided, however, that the Seller Owners are permitted to engage in direct or indirect transactions of capital stock in Seller for bona fide estate planning purposes;

(ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares (any of the foregoing described in clause (i) above and this clause (ii), a “Transfer”); or

(iii) publicly disclose the intention to do any of the foregoing.

(b) Notwithstanding the foregoing restrictions in Section 3(a), so long as such Transfers are permitted by U.S. and state securities laws and the XTI’s insider trading policy which Seller hereby acknowledges that it is subject to, during the Lock-Up Period, Seller shall be permitted to Transfer the percentage of Common Shares acquired by Seller on or after the dates set forth below:

Number of Days after Effective Date	Percentage as of the Effective Date of Aggregate Number of Common Shares Beneficially Owned by Seller Released from Lock-Up
365	100% Released

(c) Any attempted Transfer of Common Shares or any interest therein in violation of this Section 3 shall be null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement. Seller hereby authorizes XTI (i) to cause any transfer agent for the Common Shares to decline to Transfer the Common Shares, and, (ii) in the case of Common Shares for which Seller is the beneficial but not the record holder, to cause the record holder to cause the relevant transfer agent to decline to Transfer the Common Shares, in each case if such Transfer would constitute a violation or breach of this Agreement.

(d) Each certificate, instrument, or book entry representing the Common Shares, other than following the expiration of the Lock-Up Period, shall be notated with a legend reading substantially as follows:

“THE TRANSFER OF THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE OR BOOK ENTRY ARE SUBJECT TO A CERTAIN LOCK-UP AGREEMENT, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED, SUPERSEDED, REPLACED, RENAMED, TERMINATED AND/OR OTHERWISE MODIFIED AT ANY TIME AND FROM TIME TO TIME. A COPY OF THE CURRENT VERSION OF THE LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED WITHOUT CHARGE TO THE RECORD HOLDER HEREOF UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

In connection with any Transfer permitted under the terms of this Section 3 prior to the expiration of the Lock-Up Period, XTI shall (and shall cause its transfer agent to) take all actions necessary in a timely manner to remove any transfer restrictions, notations, restrictive legends or the like from the applicable Common Shares.

4. Specific Performance.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

5. Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case so long as the sending party does not receive a bounceback message or other notification that the recipient failed to receive such email notice. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5):

If to XTI, to:	XTI Aerospace, Inc. 8123 Interport Blvd., Suite C Englewood, Colorado 80112 Attention: Brooke Turk, Chief Financial Officer
Copy (which shall not constitute notice) to:	Haynes and Boone, LLP 600 Anton Blvd., Suite 700 Costa Mesa, CA 92626 E-mail: martin.florman@haynesboone.com Attention: Martin Florman, Esq.
If to Seller, to:

Copy (which shall not constitute notice) to:	Holland & Knight LLP 1650 Tysons Boulevard, Suite 1700 Tysons, Virginia 22102 Email: Katherine.markel@hklaw.com Attention: Katherine A. Markel, Esq.

6. Miscellaneous.

(a) This Agreement, together with the Purchase Agreement and the Company Agreement, supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the Parties hereto. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either Party.

(b) From time to time until the termination of this Agreement, at XTI’s reasonable request, but without further consideration, Seller agrees to cooperate with XTI in making all filings and obtaining all consents of any Governmental Entity and third parties and to execute and deliver such additional documents and take or cause to be taken all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Seller hereby authorizes XTI to publish and disclose in any announcement or disclosure solely to the extent required by the applicable rules and regulations of Securities and Exchange Commission and in a proxy statement such Seller’s identity and ownership of the Common Shares and the nature of Seller’s obligations under this Agreement.

(c) This Agreement shall be governed by and construed in accordance with the internal laws of Texas without giving effect to any choice or conflict of law provision or rule (whether of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Texas.

(d) Each of the Parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in the state and federal courts located in Dallas County, Texas. Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6(d), (ii) any claim that it, or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(e).

(f) Except as otherwise may be agreed in writing, all costs and expenses incurred in connection with this Agreement shall be paid by the Party hereto incurring such cost or expense.

(g) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(i) Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(j) All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(k) Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto. Any assignment contrary to the provisions of this Section 6(k) shall be null and void. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors, heirs and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Lock-Up Agreement as of the date first written above.

XTI:

XTI AEROSPACE, INC.

By:	/s/ Brooke Turk
Brooke Turk,
Chief Financial Officer

SELLER:

THE ORIGIN GROUP AZ, INC.

By:	/s/ Jeremy Schneiderman
Jeremy Schneiderman,
Chief Executive Officer

[Signature Page to Lock-Up Agreement]